Exhibit 10.17

AGREEMENT is to be effective as of December 16th, 2008 between Downshire Capital and HIPSO Multimedia Inc.:

Downshire Capital Inc, maintaining its principal offices at 1980 Sherbrooke West Suite 1110, Montreal, PQ, H3H 1E8 (hereinafter referred to as "Downshire"), and HIPSO Multimedia, Inc., maintaining its principal office at 550 Chemin du Golf Suite 202, Ile des Soeurs PQ H3E 1A8 Canada, (hereinafter referred to as "Client").

WITNESETH:

WHEREAS, Downshire is engaged in the business of providing and rendering public relations and communications services, and has knowledge, expertise and personnel to render the requisite services to Client; and

WHEREAS, CIient is desirous of retaining Downshire for the purpose of obtaining public relations and corporate communications services, so as to better, more fully and more effectively deal and communicate with its shareholders and the investment community.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, it is agreed as follows:

Engagement of Downshire

Client herewith engages Downshire, and Downshire agrees to render to Client public relations, communications, advisory and consulting services.

The consulting services to be provided by Downshire shall include, but are not limited to, the development, implementation and maintenance of an ongoing program to increase the investment community's awareness of Client's activities and to stimulate the investment community's interest in Client. Client acknowledges that Downshire's ability to relate information regarding Client's activities is directly related to the information provided by Client to Downshire. Client acknowledges that Downshire will devote such time as is reasonably necessary to perform the services for Client, having due regard for Downshire's commitments and obligations to other business for which it performs consulting services.

Term and Termination

This Agreement shall be for a period of months, commencing on the effective date hereof. If the Client does not cancel the contract during the term, the contract will be extended on a month-tomonth basis per the client's request.

Treatment of Confidential Information

Company shall not disclose, without the consent of Client, any financial and business information concerning the business, affairs, plans and programs of Client which are delivered by Client to Downshire in connection with Downshire's services hereunder, provided such information is plainly and prominently marked in writing by Client as being confidential (the "Confidential Information"). Downshire will not be bound by the foregoing limitation in the event:

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(I)

The Confidential Information is otherwise disseminated and becomes public information,

or

(II)

Downshire is required to disclose the Confidential Information pursuant to a subpoena or other judicial order.

Representation by Downshire of Other Clients

Client acknowledges and consents to Downshire rendering public relations, consulting and/or communications services to other clients of Downshire engaged in the same or similar business as that of Client.

Indemnification by Client as to Information Provided to Downshire

Client acknowledges that Downshire, in the performance of its duties, will be required to rely upon the accuracy and completeness of information supplied to it by Client's officers, directors, agents and/or employees. Client agrees to indemnify, hold harmless and defend Downshire, its officers, agents and/or employees from any proceeding or suit which arises out of or is due to the inaccuracy or incompleteness of any material or information supplied by Client to Downshire.

Independent Contractor

It is expressly agreed that Downshire is acting as an independent contractor in performing its services hereunder. Client shall carry no workers compensation insurance or any health or accident insurance on Downshire or consultant's employees. Client shall not pay any contributions to social security, unemployment insurance, Federal or state withholding taxes nor provide any other contributions or benefits that might be customary in an employer-employee relationship.

Non-Assignment

This Agreement shall not be assigned by either party without the written consent of the other party.

Compensation

SEE SCHEDULE Al

Notices

Any notice to be given by either party to the other hereunder shall be sufficient if in writing and sent by registered or certified mail, return receipt requested, addressed to such party at the address specified on the first page of this Agreement or such other address as either party may have given to the other in writing.

Modification and Waiver

This Agreement may not be altered or modified except by writing signed by each of the respective parties hereof. No breach or violation of this Agreement shall be waived except in writing executed by the party granting such waiver.

Entire Agreement

This writing constitutes the entire Agreement between the parties, and replaces and supersedes any previous agreement that may exist. This Agreement can only be modified by a written contract signed by both parties. In the event that any party brings suit to enforce any part of this Agreement, the prevailing party shall recover attorney fees and legal costs. This Agreement shall be interpreted according to the laws of the Province of Quebec and Canada. By signing below all parties agree they have the authority to bind their respective companies.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

HIPSO MULTIMEDIA, INC.

By: /s/.Rene Arbic

Rene Arbic CEO

SCHEDULE A-1

For the services to be rendered and performed by Downshire during the term of this Agreement, Client shall, upon acceptance of this Agreement, Pay to Downshire:

Fifty thousand (50,000) shares of "restricted" HPSO stock due upon the execution of this Agreement.

In addition, Dan Ryan, President of Downshire, will receive 250,000 options pursuant to Client's bonus compensation plan exercisable at $.05 per share and 400,000 options pursuant to Client's bonus compensation plan exercisable at $.10 per share.

DOWNSHIRE CAPITAL, INC.

By: /s/ Dan Ryan

Date: December 16, 2008

HIPSO MULTIMEDIA, INC.

By: /s/Rene Arbic

Rene Arbic, CEO

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